UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2024 (February 1, 2024)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY CO LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue, Suite 1560

New York, NY 10169

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2024, Greenbacker Renewable Energy Company LLC (collectively with its direct and indirect parents, subsidiaries and its successors and assigns, the “Company”) announced the appointment of Christopher Smith, CFA to the position of Chief Financial Officer, effective February 1, 2024.

Mr. Smith has experience as a finance executive, ranging from startup to large enterprises with an emphasis on energy asset development, investment, and project finance. Prior to joining the Company, and since 2020, Mr. Smith served as a founding partner and Chief Financial Officer of SER Capital Partners, a private equity firm focused on the energy transition and real assets. While at SER, Mr. Smith completed a fund capital raise in excess of $500 million, led investment efforts in the energy transition, and secured project finance, subscription, and co-investment capital. From 2018 to 2020, Mr. Smith was employed by Sunnova Energy, Inc. where he served as Senior Vice President, Head of Finance, Treasurer, and interim Chief Financial Officer, leading the firm to an initial public offering as the Chair of the Initial Public Offering Committee. From 2014 to 2018, Mr. Smith was employed by Hannon Armstrong Sustainable Infrastructure, Inc., serving as Managing Director and Treasurer, where he was responsible for finance and treasury activities, including developing and executing the company's corporate finance strategy and closing numerous bank and capital markets financing. From 2009 to 2014, Mr. Smith was employed by Energy Management Inc., a privately held energy asset firm, where, as Managing Director and Chief Financial Officer, he managed operations and portfolios at various stages of development as well as relationships with investment partners. From 2007 to 2009, Mr. Smith was employed by Merrill Lynch as Director of Corporate Principal Investments, working with on balance-sheet special situation funds that targeted structured investments and focusing on the energy (including alternatives, midstream and conventional power), industrials, and technology service businesses. From 2004 to 2007, Mr. Smith was employed by Constellation Energy Commodities Group, where as Vice President of Principal Investments he focused on equity and debt investments with an emphasis on commodity-linked credit risk. From 2001 to 2004, Mr. Smith was employed by Enron Principal Investments, post-bankruptcy, as the Director and Chief of Staff, leading the organization in its preparation of financial information and reconstitution of books and records consistent with SEC reporting requirements, while also managing certain equity investments. Mr. Smith holds a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from the University of Alabama at Birmingham.

The material terms of Mr. Smith’s employment are as follows: (i) a base salary of $400,000; (ii) a threshold and maximum bonus of 50% and 200% of base salary, respectively; (iii) participation in the Company’s long term incentive program, under which Mr. Smith will receive annual awards; (iv) participation in the Company’s Executive Protection Plan (“EPP”), under which Mr. Smith would be entitled to severance following a termination without cause by GREC Corp or a constructive termination of Mr. Smith (each as defined in the EPP) equal to 1.5x the total amount of his base salary and average annual bonus; (v) severance for a qualifying termination following a change of control equal to 2.25x the total amount of his base salary and average annual bonus; (vi) a restrictive covenants period for non-compete and non-solicitation of 18 months in the case of a qualifying termination other than following a change in control, and a restrictive covenants period for 27 months in the case of a qualifying termination following a change in control; and (vii) the eligibility to participate in the pension, health, and welfare benefit plans otherwise available to similarly situated executives and employees of the Company.

No family relationships exist between Mr. Smith and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Smith and any other person pursuant to which Mr. Smith was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Smith has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Smith, also effective February 1, 2024, Spencer Mash will resign from his position as Chief Financial Officer, Treasurer and Secretary and will serve as Executive Vice President reporting to the Chief Executive Officer. Mr. Mash’s resignation from his position is not the result of any disagreement with the Company.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2024	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director